EXHIBIT 99.1

Proteostasis Therapeutics Announces Positive Preliminary Results from

Proprietary Doublet in Cystic Fibrosis Patients

PTI-801 and PTI-808 Dose Response Observed Across All Cohorts and

Statistical Significance Achieved on All Endpoints

Mean Change from Placebo of up to +8% in ppFEV1 and -13mM in Sweat Chloride Observed at Third Dose

Level; Fourth and Highest Dosing Cohort Ongoing

Screening of First Triplet Combination Dose Cohort Complete;

First Triplet Data Readout Remains on Track for this Quarter

Company to Host Conference Call and Webcast Today at 5:00 p.m. ET

BOSTON, Mass. – October 17, 2018 – Proteostasis Therapeutics, Inc. (NASDAQ:PTI), a clinical stage biopharmaceutical company dedicated to the discovery and development of groundbreaking therapies to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing, today announced positive preliminary results from three doublet cohorts of the Company’s ongoing Phase 1, randomized, double-blind, placebo-controlled studies of the Company’s proprietary combination therapy doublet, PTI-808 and PTI-801, and an enrollment update from the triplet, PTI-808, PTI-801, and PTI-428, in subjects with cystic fibrosis.

These studies were designed to assess the safety, tolerability, and pharmacokinetics (PK) of PTI-801, a third-generation cystic fibrosis transmembrane conductance regulator (CFTR) corrector, PTI-808, a novel CFTR potentiator, and PTI-428, a novel CFTR amplifier, compared to placebo over a 14-day dosing period in CF subjects across dose levels of each modulator. Changes in sweat chloride (SC) concentration and in percent predicted FEV1 (ppFEV1) were assessed and evaluated as endpoints.

At the time of data cut, 21 subjects were randomized and treated in the first three dose cohorts of the doublet combination of PTI-801 (100 mg, 200 mg, 300 mg) and PTI-808 (50 mg, 100 mg, 300 mg) or received placebo. PK results were as expected and confirmed a once-a-day dosing profile for both PTI-801 and PTI-808. In terms of safety, the compounds were generally well tolerated. No pulmonary exacerbations were reported in the dosing or follow up period of the study.

A dose-dependent improvement in ppFEV1 and sweat chloride concentration was observed across cohorts. For ppFEV1, a maximum and statistically significant increase from baseline to day 7 of +6.3% and at day 14 of +5.9% was reported in the PTI-801 300 mg/PTI-808 300 mg dose cohort. A statistically significant increase from placebo was also noted from baseline to day 7 of +8.3% and at day 14 of +6.6% in this cohort. A statistically significant decrease in sweat chloride concentration from baseline was also observed at day 7 and at day 14 of approximately 13 mmol/L in the PTI-801 300 mg/PTI-808 300 mg dose cohort. The fourth and highest dose cohort, patients receiving PTI-801 (400 mg) and PTI-808 (300 mg), is ongoing, with data expected in the first quarter of 2019.

“Doublet combinations, the current standard of care for many CF patients, are the benchmark for current treatment in cystic fibrosis. These data are the first results seen using an entirely new CF doublet, compare favorably to standard of care, and demonstrate the potential of next-generation CFTR modulators to further improve outcomes in this disease,” said Carsten Schwarz, MD, Head, Adult Cystic Fibrosis Centre, Lung-Transplantation Program, and Endoscopy Unit, Department of Pediatric Pneumology and Immunology, Charité, Berlin University Medical Center. “I look forward to results from the fourth dosing cohort and to understanding the potential of another novel combination, PTI-801, PTI-808 and PTI-428.”

“The current improvement in ppFEV1 for standard of care doublets is on average 3%-4% in the F508del homozygous patient population,” said Damian Downey, MD Clinical Senior Lecturer in Respiratory Medicine, Queen’s University Belfast. “At least a 6% improvement in ppFEV1, as observed in this study, exceeds efficacy seen with current dual CFTR modulator therapy and is starting to approach the efficacy of experimental triple combinations in this population. These results begin to confirm the exciting clinical effect of PTI’s drug pipeline with more clinical data from both higher doses and proprietary triplet combinations to come.”

The Company also confirmed today that the first dose cohort using the Company’s proprietary triplet combination of PTI-801, PTI-808 and PTI-428, a novel CFTR amplifier, is on track to deliver preliminary data in the fourth quarter of 2018, with complete data from the doublet and triplet cohorts expected in the first quarter of 2019.

Dual Track Development Strategy in CF

In addition to completed studies of PTI-801 and PTI-428 in patients on background Orkambi® therapy, and the ongoing study of the PTI doublet (PTI-808, PTI-801) and the PTI triplet (PTI-808, PTI-801 and PTI-428), Proteostasis is conducting separate studies of PTI-801 and PTI-428 in CF subjects on background Symdeko® therapy. Both studies are underway and are expected to read out in the first quarter of 2019.

In its totality, Proteostasis’ clinical strategy is expected to inform a Phase 3 development path using PTI’s proprietary product candidates either together and/or as add-ons to current standards of care. Based on the anticipated timing of study readouts across this portfolio of programs, the Company expects to be in a position to initiate Phase 3 studies within the next 12-18 months.

“We’ve taken a significant step forward in demonstrating the potential value of our proprietary combinations with this doublet data, and as our data package builds out across both doublet and triplet programs, we remain committed to bringing more choices in CFTR modulator combinations to the CF community,” said Meenu Chhabra, President and Chief Executive Officer of Proteostasis. “Critically, these data represent the first clinical results using only PTI-developed candidates, eliminating the known shortcomings and the noise that comes from add-on studies with existing standards of care. This marks the growth of a second branch in our development strategy, one focused on proprietary combinations, while corroborating the biologic activity and dose responses observed in our past add-on studies. The next several months include data milestones for the Company that will illuminate key next steps in both of these strategies: alternatives-to-standards-of-care and add-on-to-standards-of-care.”

Ms. Chhabra added: “As part of our evaluation of these next steps, we will expand our exploration of partnering opportunities across our product portfolio and in various geographies, with the goal of bringing the resources and expertise to bear on a platform with transformative potential in cystic fibrosis.”

Conference Call and Webcast

Proteostasis will hold a conference call and accompanying webcast today, October 17, 2018, at 5:00 p.m. ET to discuss the data announced today. The conference call can be accessed by dialing 844-534-7315 from the United States or 574-990-3007 from outside the United States and referring to conference ID 6586274. A live webcast and accompanying slide presentation will be available on the Investor Events page in the Investors & Media section of the company’s website, www.proteostasis.com. A replay of the webcast will be available on the company’s website shortly after the conclusion of the conference call.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis and other diseases caused by dysfunctional protein processing. Headquartered in Boston, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed a collaboration with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding the potential of our proprietary double combination therapy for the treatment of CF, the potential benefit to patients of our proprietary double combination therapy, expected presentations and expected timing of the initiation of, patient enrollment in, data from, and the completion of, our clinical studies and cohorts for our clinical programs. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are based on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility that FDA comments delay, change or do not permit trial commencement, or intended label, or the FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials in a competitive clinical environment, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in the endorsement, if any, by therapeutic development arms of CF patient advocacy groups (and the maintenance thereof), and those set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Orkambi® and Symdeko® are trademarks of Vertex Pharmaceuticals Incorporated.

CONTACTS:

Investors:

David Pitts / Claudia Styslinger

Argot Partners

212.600.1902

david@argotpartners.com / claudia@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com